EXHIBIT 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2013, by and among CORNWALL MASTER LP, an exempted limited partnership organized under the laws of the Cayman Islands (“Cornwall”), CORNWALL CAPITAL MANAGEMENT LP, a Delaware limited partnership (“Cornwall Capital”), CORNWALL GP, LLC, a Delaware limited liability company (“General Partner”), CMGP LLC, a Delaware limited liability company (“CMGP”), and JAMES MAI (Cornwall, Cornwall Capital, General Partner, CMGP, Mr. Mai, and the entities controlling or controlled by any of the foregoing, collectively, the “Cornwall Group” and each of the foregoing, individually, a “Member”), and AMERICAN PACIFIC CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, Cornwall Capital submitted a letter, dated September 6, 2012, to the Company’s board of directors (the “Board”) proposing that two current directors on the Board be replaced by two persons to be designated by Cornwall Capital;

WHEREAS, on October 26, 2012, after Cornwall provided the Company with certain information regarding two potential director candidates for the Board (the “Potential Candidates”), the Company granted Cornwall a limited and specific one-time waiver (the “Waiver”) (extending only until November 16, 2012 and applicable only to the Potential Candidates) of the advance notice requirements under the Amended and Restated By-laws of the Company (as the same may be amended from time to time, the “By-laws”) for Cornwall to provide timely advance notice of director nominations;

WHEREAS, on November 16, 2012, Cornwall submitted to the Vice President, Administration and Corporate Secretary of the Company its formal notice (the “Advance Notice”) of intent to nominate one of the Potential Candidates as a director at the 2013 annual meeting of stockholders of the Company (such meeting, including any adjournment thereof, the “2013 Annual Meeting”); and

WHEREAS, the Company, after among other things, consulting with a number of its stockholders including certain Members, has determined that the interests of the Company and all of its stockholders would be best served at this time by, among other things, resolving issues regarding corporate governance by mutual and constructive agreement, rather than by a proxy solicitation contest and the substantial expense, disruption of Company activities, distraction of management and publicity that may result therefrom.

NOW, THEREFORE, in consideration of and reliance upon the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Composition.

a. The Board shall, prior to the 2013 Annual Meeting, (i) nominate Ian Haft for election, as a Class A director, to the Board at the 2013 Annual Meeting, (ii) cause the Company to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) which includes such information regarding Mr. Haft as is required by federal securities laws in connection with his nomination by the Board, and (iii) recommend that the Company’s stockholders vote directly or by proxy in favor of, and otherwise use reasonable efforts to cause, the election of Mr. Haft to the Board at the 2013 Annual Meeting; provided that it shall be a precondition to the foregoing that Mr. Haft cooperate and provide such required information to the Company as the Company may request.

b. Mr. Haft, upon election and continuing through the end of his period of service on the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, including the Company’s Code of Conduct, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. Mr. Haft will be considered for appointment to committees of the Board on the same basis as other members of the Board.

c. The Board shall adopt, pursuant to the Company’s restated certificate of incorporation and By-laws, a resolution, effective at the time of the 2013 Annual Meeting, reducing the number of directors on the Board to ten (10). Effective on or before the conclusion of the 2013 Annual Meeting, Fred D. Gibson, Jr. and Jane L. Williams shall resign from the Board. Other than the nomination of Mr. Haft and the Class A directors who are current members of the Board (other than Fred D. Gibson, Jr.), the Board shall not nominate or appoint any directors to the Board prior to the 2013 Annual Meeting.

2.	Withdrawal of Proposals and Termination of Solicitations.

a. The Members hereby irrevocably withdraw any nominations (the “Original Nominations”) of the Potential Candidates submitted or purported to have been submitted to the Board pursuant to the Waiver or the Advance Notice. Each Member shall immediately cease, and shall cause each of its directors, officers, employees, sources of finance, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”), affiliates, and associates to immediately cease, any and all efforts with respect to the Original Nominations, including, to the extent applicable, formal nominations or the solicitation of proxies in connection therewith.

Page 2 of Exhibit 10.1

b. Provided that the Company has not materially breached its obligations set forth in Section 1, the Members and their respective Representatives, affiliates, and associates shall vote all shares that the Members are entitled to vote at the 2013 Annual Meeting in favor of, and shall make no statements that are inconsistent with, the Board’s recommendation with respect to the election of the Board’s director nominees.

c. No Member or their respective Representatives acting on behalf of the Members, affiliates, and associates shall, during the Restricted Period, allege that the Company’s preliminary or definitive proxy statement, or any preliminary or additional soliciting materials filed with the SEC in connection with any annual meeting of stockholders of the Company violates the Securities Exchange Act of 1934, as amended, or any of the rules and regulations promulgated thereunder (the “Exchange Act”), or contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

3. Standstill. Without the prior written consent of the Board, no Member shall, and each shall cause each of its respective Representatives when acting on behalf of the Members, affiliates, and associates not to, do any of the following for a period (the “Restricted Period”) commencing on the date of this Agreement and ending on the earlier of (i) the conclusion of the 2015 annual meeting of stockholders of the Company, (ii) six (6) months after the date Ian Haft resigns from the Board and (iii) the date upon which the Company materially breaches its obligations contained in Section 1 or Mr. Haft is not elected to the Board (unless due to his decision not to stand for election):

a. acquire, offer or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as defined below), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Cornwall Group (together with any other Person or “group” referred to in this Section 3a) owning, controlling or otherwise having any ownership or voting interest in more than twenty (20) percent of the outstanding shares of common stock of the Company, including those it owns or controls, directly or indirectly, as of the date of this Agreement;

b. engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the

Page 3 of Exhibit 10.1

election or removal of directors of the Company), (ii) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other Person to initiate any such stockholder proposal;

c. form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company);

d. deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

e. seek, alone or in concert with others, to (i) call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (ii) obtain representation on the Board except as otherwise expressly provided in this Agreement, (iii) effect the removal of any member of the Board, (iv) make a stockholder proposal at any meeting of the stockholders of the Company except as otherwise expressly provided in this Agreement, or (v) amend any provision of the Company’s certificate of incorporation or bylaws;

f. effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than fifteen (15) percent of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than fifteen (15) percent of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses (any of the foregoing, a “Sale Transaction”); or

g. enter into any discussions, negotiations, agreements or understandings with any Third Party (as defined below) with respect to taking during the Restricted Period any of the

Page 4 of Exhibit 10.1

foregoing actions, or advise, assist, encourage or seek to persuade any Third Party to take any action during the Restricted Period with respect to any of the foregoing, or otherwise take or cause any action during the Restricted Period inconsistent with any of the foregoing, through any medium or method whatsoever, including without limitation, e-mail, printed matter, oral communication, or use of social media; provided, that nothing herein shall prohibit, restrict or otherwise limit the Cornwall Group from (w) selling any of its securities in the Company through a broker in the open market, (x) tendering any of its securities in the Company in response to a tender offer or exchange offer by any Third Party with respect to which the Cornwall Group has had no prior agreements or understanding with such Third Party in respect of the Company or its securities, (y) making public statements, engaging in discussions with other shareholders or soliciting proxies with respect to any Sale Transaction that has been approved by a majority of the Board and has been announced by the Company or (z) subject to Section 2b, voting or otherwise directing the vote in any manner of any securities in the Company beneficially owned by the Cornwall Group; provided, further, that, nothing herein shall prohibit Mr. Haft from engaging in any lawful act in his capacity as a director of the Company that is either approved by the Board or required in order to comply with his fiduciary duties as a director of the Company and that such actions shall not be deemed a violation of this Agreement.

For purposes of this Agreement, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act, and the term “Third Party” shall mean any Person that is not (i) a party to this Agreement, (ii) a director or officer of the Company, or (iii) a legal counsel to any party to this Agreement. For the purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.

4. Confidentiality. Each Member acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Cornwall Group by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ Representatives. Each Member agrees that the Confidential Information will be kept confidential and that the Members and their Representatives will not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws, regulations or valid legal process; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by any Member or any Representative thereof or (b) was independently acquired by the Member without violating any of the obligations of any Member, the Cornwall Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any

Page 5 of Exhibit 10.1

Representative thereof. Each Member agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 4 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court proceedings) to restrain such Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

5. Press Release and Other Public Disclosures. As soon as practicable on or after the date of this Agreement, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). None of the parties hereto shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or the terms of this Agreement. Contemporaneously with the issuance of the Press Release, each party hereto shall make such filings as are required by applicable laws and regulations as a result of this Agreement, which filings shall be substantively consistent with the Press Release and agreed upon among the parties hereto.

6.	Representations and Warranties.

a. Each Member, on behalf of himself or itself, as applicable, represents and warrants that (i) such Member has the power and authority to execute and deliver this Agreement and to perform all such Member’s obligations and consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by such Member, constitutes a valid and binding obligation and agreement of such Member and is enforceable against such Member in accordance with its terms.

b. The Company hereby represents and warrants that (i) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

7. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

Page 6 of Exhibit 10.1

If to the Company:	With a copy to:

American Pacific Corporation	Morrison & Foerster LLP
3883 Howard Hughes Parkway, Suite 700	425 Market Street
Las Vegas, Nevada 89169	San Francisco, California 94105
Attention: Chief Executive Officer	Attention: Zane O. Gresham, Esq.
Facsimile: (702) 794-0714	Facsimile: (415) 268-7522

If to the Cornwall Group or any Member:	With a copy to:

Cornwall Capital Management LP	Boies, Schiller & Flexner LLP
One Rockefeller Plaza, 24th Floor	575 Lexington Avenue, 7th Floor
New York, New York 10020	New York, New York 10022
Attention: James Mai	Attention: Richard J. Birns, Esq.
Facsimile: (212) 918-7938	Facsimile: (212) 446-2350

8. Assignments. This Agreement shall not be assignable by operation of law or otherwise by any Member without the consent of the Company. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

9. Remedies. Each of the Members, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the Members, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

10. Non-Disparagement. During the Restricted Period, no party hereto shall disparage any of the other parties hereto or their respective affiliates, stockholders, members, partners, officers and/or directors in any way, including, but not limited to, its name, business reputation, Board decisions or business practices, except for truthful statements as may be required by law. The Members and the Company agree not to, and to cause their Representatives, affiliates, and associates not to, make any public comments or statements to the press, employees and stockholders of the Company if such statement or comment is disparaging to the other party, except for truthful statements as may be required by law.

Page 7 of Exhibit 10.1

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of laws principles. The parties agree that any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or the Chancery Court of the State of Delaware (each, a “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of either Chosen Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in a Chosen Court and (iii) waive any objection that a Chosen Court is an inconvenient forum or lacks jurisdiction.

12. No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to and does not confer any rights on, and is not enforceable by, any other Persons.

15. Entire Agreement. This Agreement contains the entire agreement of, and supersedes all prior agreements and understandings, both written and oral, among, the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

Page 8 of Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

AMERICAN PACIFIC CORPORATION

By:	/s/ JOSEPH CARLEONE
Name: Joseph Carleone
Title: President and Chief Executive Officer

CORNWALL MASTER LP

By:	Cornwall GP, LLC, its general partner

By:	/s/ JAMES MAI
Name: James Mai
Title: Managing Member

CORNWALL CAPITAL MANAGEMENT LP

By:	CMGP LLC, its general partner

By:	/s/ JAMES MAI
Name: James Mai
Title: Managing Member

CORNWALL GP, LLC

By:	/s/ JAMES MAI
Name: James Mai
Title: Managing Member

CMGP LLC

By:	/s/ JAMES MAI
Name: James Mai
Title: Managing Member

/s/ JAMES MAI
JAMES MAI, individually

Page 9 of Exhibit 10.1

Exhibit A

Mutually Agreed Form of Press Release

AMERICAN PACIFIC ANNOUNCES NEW DIRECTOR NOMINEE AND AGREEMENT WITH STOCKHOLDER CORNWALL CAPITAL

LAS VEGAS, NEVADA, January 14, 2013 – American Pacific Corporation (NASDAQ: APFC) today announced that it will nominate Ian Haft, an executive experienced in finance and investments, for election to its board of directors at the upcoming 2013 annual stockholder meeting. Mr. Haft, Principal and Chief Operating Officer of Cornwall Capital Management LP, had been recommended by Cornwall Master LP.

Further, the Company also announced that it has entered into an agreement with Cornwall Master LP, Cornwall Capital Management LP, Cornwall GP, LLC, CMGP LLC, and James Mai (collectively, “Cornwall”) to resolve a potential proxy contest. Among other agreements among the parties, Cornwall has agreed to vote its shares in support of all the board’s director nominees at the Company’s 2013 annual stockholder meeting.

Dr. Joseph Carleone, President and CEO of American Pacific Corporation, stated, “Mr. Haft will bring relevant financial experience to the board of directors if elected. Management and the board of American Pacific look forward to continuing their work to enhance stockholder value.” Mr. Mai, Managing Member of Cornwall Master LP’s general partner, stated, “Cornwall is pleased that the Company has agreed to nominate an individual experienced in finance and investments to the Company’s board of directors.”

The principal terms of the agreement with Cornwall can be found in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission. The agreement is attached as an exhibit to that Form 8-K.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding AMPAC’s expectations, beliefs or intentions regarding the future and other statements of management’s opinion. Forward-looking statements in this press release include, without limitation, statements concerning or relating to AMPAC’s work to enhance stockholder value and Mr. Haft’s anticipated contributions to AMPAC’s board of directors. Words such as “anticipate”, “expect”, “can”, “will” and similar expressions are intended to identify forward-looking statements. Forward-looking

Page 10 of Exhibit 10.1

statements involve known and unknown risks, uncertainties and other factors that may cause AMPAC’s actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by AMPAC that any of its expectations will be achieved. Factors that could cause actual results to differ materially from such forward-looking statements include risks and uncertainties detailed in AMPAC’s periodic and other filings with the Securities and Exchange Commission, including in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Risk Factors in AMPAC’s annual report on Form 10-K for the fiscal year ended September 30, 2012. All forward-looking statements contained in this press release are made as of the date hereof, based on information available to AMPAC as of the date hereof, and AMPAC assumes no obligation to update any forward-looking statement, whether for actual results or otherwise, except as required by law.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine and specialty chemicals. AMPAC supplies active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry, AMPAC provides specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC produces clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Additional information about can be found at www.apfc.com.

Page 11 of Exhibit 10.1